EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

NMI Holdings, Inc.
Emeryville, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-192540 and No. 333-198835) of NMI Holdings, Inc. of our report dated February 17, 2017, relating to the consolidated financial statements and financial statement schedules which appears in this Form 10-K.

/s/ BDO USA, LLP
San Francisco, California
February 17, 2017